                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        Nobel Learning Communities, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant As Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
  (Name of Person(s) Filing the Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
                                      N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A
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     (4) Proposed maximum aggregate value of transaction:
                                      N/A
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                                      N/A
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                     [LOGO OF NOBEL LEARNING COMMUNITIES]

                 Second Notice of Annual Meeting of Stockholders

                                  April 2, 2003

To the Stockholders:

     The 2002 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held at 10:00 a.m. on April 2, 2003 at The Desmond Hotel in Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355 (telephone:
610-296-9800).

     This Second Notice reiterates the earlier notice of the date, time and place of the 2002 Annual Meeting of Stockholders of Nobel Learning Communities, Inc., which notice was previously mailed on January 16, 2003 to all stockholders of record of the Company.

     The 2002 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held for the following purposes:

1.   To elect three directors to serve for a three-year term.

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 3, 2003 will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     All stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she returned a proxy.

                                                          Sincerely,


                                                          Yvonne DeAngelo
                                                          Secretary

West Chester, PA
March 17, 2003

                        NOBEL LEARNING COMMUNITIES, INC.
                                 PROXY STATEMENT

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on April 2, 2003 at The Desmond Hotel in Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355. Only stockholders of record on March 3, 2003 will be entitled to notice of, and to vote at, the Meeting or any adjournment thereof. The holder of each outstanding share of the Company's common stock ("Common Stock") on the record date is entitled to one vote on each matter to be considered; and the holder of each outstanding share of the Company's preferred stock ("Preferred Stock") on the record date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of Preferred Stock is convertible (calculated by rounding any fractional share down to the nearest whole number). As of the record date of the Meeting, each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock was convertible into 0.2940, 0.25 and 0.25 shares of Common Stock, respectively. On March 3, 2003, the Company had outstanding 6,554,966 shares of Common Stock, 1,023,694 shares of Series A Preferred Stock, 2,499,940 shares of Series C Preferred Stock and 1,063,830 shares of Series D Preferred Stock.

     The Company's principal executive offices are located at 1615 West Chester Pike, West Chester, Pennsylvania 19382. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is March 17, 2003.

Quorum and Voting

     The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the votes represented by the Common Stock and Preferred Stock is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock and the Preferred Stock vote together, and not as separate classes, on all matters to be submitted to stockholders at the Meeting. The election of directors will be determined by a plurality vote and the three nominees receiving the most "FOR" votes will be elected. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees likely will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum. Other than with respect to the election of directors, all other matters that come before the Meeting require an approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees.

No Stockholder Proposals

     The Company's Certificate of Incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must have given the Company advance notice by January 27, 2003 (the date ten days following the date that the Company first mailed to stockholders the Company's notice of the Meeting). In addition, such stockholder advance notice must meet certain other requirements set forth in the Company's Certificate of Incorporation. The Company did not receive such required advance notice from any stockholder, whether before or after the deadline for such notice. As a result, only those matters detailed in this Proxy Statement will be considered at and voted upon at the Meeting. With respect to election of directors, proxies cannot be voted for any nominees not named in this Proxy Statement.

Solicitation

     The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy, and any additional material which may be furnished to stockholders by the Company. Copies of the Company's solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company's solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Stocktrans, Inc., the transfer agent for the Common Stock and Preferred Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay Stocktrans approximately $3,500 for these services.

                               SECURITY OWNERSHIP

Common Stock

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of March 3, 2003 by
(1) all beneficial owners of 5% or more of the Common Stock (including preferred stock convertible into Common Stock); (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and employed by the Company as of March 3, 2003; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner                                                            Beneficial      Ownership
----------------                                                            Number of       Percent of
                                                                              Shares       Total (1) (2)
                                                                            ----------     -------------
KU Learning, L.L.C. (3) ................................................     1,883,500          29.7%
Allied Capital Corporation (4) .........................................     1,106,256          14.9
Edison Venture Fund II, L.P. (5) .......................................       549,194           8.0
Dimensional Fund Advisors Inc. (6) .....................................       349,300           5.5
A.J. Clegg (7) .........................................................       750,021          10.9
John R. Frock (8) ......................................................       124,882           1.9
Robert E. Zobel (9) ....................................................        36,931             *
Peter H. Havens (10) ...................................................        29,880             *
Edward H. Chambers (11) ................................................        24,243             *
Eugene G. Monaco (12) ..................................................        10,500             *
Daniel L. Russell (13) .................................................             0             *
Steven B. Fink (14) ....................................................             0             *
Joseph W. Harch (15) ...................................................             0             *
D. Scott Clegg (16) ....................................................        21,666             *
Lynn A. Fontana (17) ...................................................         5,000             *
Daryl A. Dixon (18) ....................................................             0             *

All executive officers and directors as a group (12 persons) (19) ......       916,840          14.4%

--------------------

* Less than one percent

(1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2) Applicable percentages are based on 6,332,329 shares outstanding on March 3, 2003, adjusted as required by rules promulgated by the SEC.

(3) Based on Schedule 13D filed with the SEC on December 31, 2002. KU Learning, L.L.C. may be deemed to share voting and dispositive power with its sole member, Knowledge Universe Learning Group, L.L.C, and Knowledge Universe II LLC, the sole member of Knowledge Universe Learning Group, L.L.C. KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C. and Knowledge Universe II LLC (collectively, "KU") are engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily those engaged in education. The address of the principal business office of KU is 844 Moraga Drive, Los Angeles, CA 90049.

(4) Based on Schedule 13D filed with the SEC on October 22, 1998. Consists of warrants to purchase 840,298 shares and 265,958 shares issuable upon conversion of 1,063,830 shares of Series D Convertible Preferred Stock owned by Allied Capital Corporation and its affiliates, all of which are closed-end management investment companies registered under the Investment Company Act of 1940, as amended. The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N. W., Suite 300, Washington, D.C. 20006.

(5) Based on Schedule 13G filed with the SEC on February 14, 2003. Edison Venture Fund II, L.P. may be deemed to share voting and dispositive power with Edison Partners II, L.P., its sole general partner. Consists of 25,000 shares, and 524,194 shares issuable upon conversion of 2,096,776 shares of Series C Convertible Preferred Stock. Edison Venture Fund II, L.P. is a private limited partnership engaged primarily in making private placement investments. The address of the principal business office of Edison Venture Fund II, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

(6) Based on Schedule 13G filed with the SEC on February 10, 2003. Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Company Act of 1940, as amended and serves as investment manager to certain other commingled group trusts and separate accounts that own the shares. In its role as investment advisor or manager, Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares owned by the funds it manages or advises. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address of the principal business office of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11/th/ Floor, Santa Monica, CA 90401.

(7) Consists of 32,161 shares; 275,000 shares which Mr. A.J. Clegg has the right to purchase upon the exercise of currently exercisable options; 140,385 shares issuable upon conversion of 477,500 shares of Series A Convertible Preferred Stock; and 100,806 shares issuable upon conversion of 403,226 shares of Series C Convertible Preferred Stock. Also includes 24,854 shares held by Mr. A.J. Clegg's children, over which Mr. A.J. Clegg has sole voting authority; 6,000 shares held by Mr. A.J. Clegg's grandchildren, over which Mr. A.J. Clegg has sole voting and dispositive power; and 170,815 shares held jointly by Mr. A.J. Clegg and his wife, over which Mr. A.J. Clegg and his spouse have joint voting and dispositive authority. Does not include 8,500 shares owned by Mr. A.J. Clegg's wife, as to which Mr. A.J. Clegg disclaims beneficial ownership. Mr. A.J. Clegg is the father of D. Scott Clegg, the Company's Vice Chairman - Operations, President and Chief Operating Officer.

(8) Consists of 17,500 shares; 92,682 shares which Mr. Frock has the right to purchase upon the exercise of currently exercisable options; and 14,700 shares issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock.

(9) Consists of 28,227 shares which Mr. Zobel has the right to purchase upon the exercise of currently exercisable options; 4,000 shares held of record by a closely-held Florida corporation over which Mr. Zobel has sole voting power; and 4,704 shares issuable upon conversion of 16,000 shares of Series A Convertible Preferred Stock held by a family partnership of which Mr. Zobel is a general partner and over which he has sole voting power, and as to which Mr. Zobel disclaims beneficial ownership. Does not include 1,000 shares held in a custodian account for Mr. Zobel's children, of which Mr. Zobel's wife is custodian, as to which Mr. Zobel disclaims beneficial ownership.

(10) Consists of 8,875 shares; 8,000 shares which Mr. Havens has the right to purchase upon the exercise of currently exercisable options; and 3,234 shares issuable upon conversion of 11,000 shares of Series A Convertible Preferred Stock. Also includes 375 shares held by J.P. Havens TFBO his son and 500 shares held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership, and 1,176 shares issuable upon conversion of 4,000 shares of Series A Convertible Preferred Stock held by J.P. Havens TFBO his son and 1,470 issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.

     Also includes 6,250 shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.

(11) Consists of 14,773 shares; 1,470 shares issuable upon conversion of 5,000 shares of Series A Preferred Stock; and 8,000 shares which Mr. Chambers has the right to purchase upon the exercise of currently exercisable options.

(12) Consists of 3,000 shares held in joint tenancy with his wife; and 7,500 shares which Mr. Monaco has the right to purchase upon the exercise of currently exercisable options.

(13) Does not include 840,298 shares issuable upon the exercise of warrants held by Allied Capital Corporation or 265,958 shares issuable upon conversion of 1,063,830 shares of Series D Convertible Preferred Stock owned by Allied Capital Corporation that may be deemed to be beneficially owned by Mr. Russell. Mr. Russell disclaims beneficial ownership of any shares held by Allied Capital Corporation. Mr. Russell's address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.

(14) Does not include 1,883,500 shares owned by KU that may be deemed to be beneficially owned by Mr. Fink. Mr. Fink disclaims beneficial ownership of any shares held by KU. Mr. Fink's address is c/o KU Learning, LLC, 844 Moraga Drive, Los Angeles, CA 90049.

(15) Does not include 1,883,500 shares owned by KU that may be deemed to be beneficially owned by Mr. Harch. Mr. Harch disclaims beneficial ownership of any shares held by KU. Mr. Harch's address is c/o KU Learning, LLC, 844 Moraga Drive, Los Angeles, CA 90049.

(16) Consists of 21,666 shares which Mr. D. Scott Clegg has the right to purchase upon the exercise of currently exercisable options. Mr. D. Scott Clegg is the son of A.J. Clegg, the Company's Chairman and Chief Executive Officer.

(17) Consists of 5,000 shares which Dr. Fontana has the right to purchase upon the exercise of currently exercisable options.

(18) Mr. Dixon's address is c/o Reflectx Staffing Services, 3317 Oakmont Terrace, Longwood, FL 32779.

(19) Includes information contained in the notes above, as applicable.

Series A Convertible Preferred Stock

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Series A Convertible Preferred Stock as of March 3, 2003 by (1) all beneficial owners of 5% or more of the Company's Series A Convertible Preferred Stock; (2) each director and nominee for election as a director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and employed by the Company as of March 3, 2003; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner                                                            Beneficial      Ownership
----------------                                                            Number of       Percent of
                                                                              Shares       Total (1)(2)
                                                                            ----------     ------------
A.J. Clegg (3) .........................................................       477,500          46.6%
Emanuel Shemin (4) .....................................................       101,487           9.9
John R. Frock ..........................................................        50,000           4.9
Peter H. Havens (5) ....................................................        20,000           1.1
Robert E. Zobel (6) ....................................................        16,000           1.9
Edward H. Chambers .....................................................         5,000             *
Eugene G. Monaco .......................................................             0             *
Daniel L. Russell ......................................................             0             *
Steven B. Fink .........................................................             0             *
Joseph W. Harch ........................................................             0             *
D. Scott Clegg (7) .....................................................             0             *
Lynn A. Fontana ........................................................             0             *
Daryl A. Dixon .........................................................             0             *

All executive officers and directors as a group (12 persons) (8) .......       568,500          55.5%

--------------------

* Less than one percent

(1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2) Applicable percentages are based on 1,023,694.11 shares outstanding on March 3, 2003, adjusted as required by rules promulgated by the SEC.

(3)  Mr. A.J. Clegg is the father of D. Scott Clegg, the Company's Vice Chairman
     - Operations, President and Chief Operating Officer.

(4) As reflected on the records of the Company's transfer agent, Mr. Shemin's address is 800 South Ocean Blvd., LPH4, Boca Raton, FL 33432.

(5) Consists of 11,000 shares of Series A Convertible Preferred Stock, and 4,000 shares of Series A Convertible Preferred Stock held by J.P. Havens TFBO his son and 5,000 shares of Series A Convertible Preferred Stock held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.

(6) Consists of 16,000 shares of Series A Convertible Preferred Stock held by a family partnership of which Mr. Zobel is a general partner and over which he has sole voting power. Mr. Zobel disclaims beneficial ownership of these shares.

(7) Mr. D. Scott Clegg is the son of A.J. Clegg, the Company's Chairman and Chief Executive Officer.

(8) Includes information contained in the notes above, as applicable.

Series C Convertible Preferred Stock

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Series C Convertible Preferred Stock as of March 3, 2003 by (1) all beneficial owners of 5% or more of the Company's Series C Convertible Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and employed by the Company as of March 3, 2003; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner                                                          Beneficial      Ownership
----------------                                                           Number of      Percent of
                                                                            Shares       Total (1)(2)
                                                                            ------       ------------
Edison Venture Fund II, L.P. (3) .......................................     2,096,776       83.9%
A.J. Clegg (4) .........................................................       403,226       16.1
Edward H. Chambers .....................................................             0          *
John R. Frock ..........................................................             0          *
Peter H. Havens ........................................................             0          *
Eugene G. Monaco .......................................................             0          *
Daniel L. Russell ......................................................             0          *
Robert E. Zobel ........................................................             0          *
Steven B. Fink .........................................................             0          *
Joseph W. Harch ........................................................             0          *
D. Scott Clegg (5) .....................................................             0          *
Daryl A. Dixon .........................................................             0          *
Lynn A. Fontana ........................................................             0          *

All executive officers and directors as a group (12 persons) (6) .......       403,226       16.1%

----------

* Less than one percent

(1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2) Applicable percentages are based on 2,499,940 shares outstanding on March 3, 2003, adjusted as required by rules promulgated by the SEC.

(3) Based on Schedule 13G filed with the SEC on February 14, 2002. Edison Venture Fund II, L.P. may be deemed to share voting and dispositive power with Edison Partners II, L.P., its sole general partner. Edison Venture Fund II, L.P. is a private limited partnership engaged primarily in making private placement investments. The address of the principal business office of Edison Venture Fund II, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

(4)  Mr. A.J. Clegg is the father of D. Scott Clegg, the Company's Vice Chairman
     - Operations, President and Chief Operating Officer.

(5) Mr. D. Scott Clegg is the son of A.J. Clegg, the Company's Chairman and Chief Executive Officer.

(6) Includes information contained in the notes above, as applicable.

Series D Convertible Preferred Stock

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Series D Convertible Preferred Stock as of March 3, 2003 by (1) all beneficial owners of 5% or more of the Company's Series D Convertible Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement and employed by the Company as of March 3, 2003; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner                                                          Beneficial       Ownership
----------------                                                           Number of       Percent of
                                                                            Shares       Total (1) (2)
                                                                            ------       -------------
Allied Capital Corporation (3) .........................................     1,063,830          100%
A.J. Clegg (4) .........................................................             0          *
Edward H. Chambers .....................................................             0          *
John R. Frock ..........................................................             0          *
Peter H. Havens ........................................................             0          *
Eugene G. Monaco .......................................................             0          *
Daniel L. Russell (5) ..................................................             0          *
Robert E. Zobel ........................................................             0          *
Steven B. Fink .........................................................             0          *
Joseph W. Harch ........................................................             0          *
D. Scott Clegg (6) .....................................................             0          *
Lynn A. Fontana ........................................................             0          *
Daryl A. Dixon .........................................................             0          *
                                                                                                *
All executive officers and directors as a group (12 persons) (7) ........            0

--------------------

* Less than one percent

(1) This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2) Applicable percentages are based on 1,063,830 shares outstanding on March 3, 2003, adjusted as required by rules promulgated by the SEC.

(3) Based on Schedule 13D filed with the SEC on October 22, 1998. Consists of 1,063,830 shares of Series D Convertible Preferred Stock owned by Allied Capital Corporation and its affiliates, all of which are closed-end management investment companies registered under the Investment Company Act of 1940, as amended. The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.

(4)  Mr. A.J. Clegg is the father of D. Scott Clegg, the Company's Vice Chairman
     - Operations, President and Chief Operating Officer.

(5) Does not include 1,063,830 shares of Series D Convertible Preferred Stock owned by Allied Capital Corporation that may be deemed to be beneficially owned by Mr. Russell. Mr. Russell disclaims beneficial ownership of any shares held by Allied Capital Corporation. Mr. Russell's address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N. W., Suite 300, Washington, D.C. 20006.

(6) Mr. D. Scott Clegg is the son of A.J. Clegg, the Company's Chairman and Chief Executive Officer.

(7)  Includes information contained in the notes above, as applicable.

                                   PROPOSAL 1

                              Election of Directors

                             (Item 1 on Proxy Card)

Nominees

     On March 11, 2002, Pamela Lewis resigned from the Company's Board of Directors for personal reasons unrelated to the Company. As a result, on April 30, 2002, the Company's Board of Directors reduced the number of directors on the Company's Board, from eight to seven persons. Three directors will be elected at the Meeting to serve until the 2005 Annual Meeting or until their successors have been duly elected and qualified. Directors will be elected by a plurality of the shares present and voting at the Meeting. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this Proxy Statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees.

     Of the three nominees for election, A.J. Clegg is currently a director, and Steven Fink and Joseph Harch are nominees. All of the nominees have consented to serve if elected. Mr. Chambers, who has been a director since 1988, and Mr. Havens, who has been a director since 1991, are retiring as directors as of the date of the Meeting.

     The names of the nominees and the continuing directors, and certain information about them, are set forth below:

Name of Nominee                                                                                        Director
or Director                       Age            Principal Occupation                                  Since
--------------------------------------------------------------------------------------------------------------------
Nominees for a term expiring in 2005 (Class III Directors):

                                                 Chairman of Board of Directors and Chief Executive
A.J. Clegg                        63             Officer of the Company                                  1992

                                                 Vice Chairman, Knowledge Universe and Chief
Steven B. Fink                    52             Executive Officer of Lawrence Investments, LLC

                                                 Chairman of Harch Capital Management and Financial
Joseph W. Harch                   48             Consultant to Knowledge Universe

Continuing Directors with a term expiring in 2003 (Class I Directors):

John R. Frock                     59             Vice Chairman - Corporate Development of the Company    1992

Eugene G. Monaco                  75             Judge, Delaware County District Court (retired)         1995

                                                 Vice Chairman - Corporate Affairs and Chief
Robert E. Zobel                   54             Financial Officer of the Company                        1998

Continuing Directors with a term expiring in 2004 (Class II Director):

                                                 Principal, Private Finance Group, Allied Capital
Daniel L. Russell                 38             Corporation                                             2001

     The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

     A.J. Clegg. Mr. A.J. Clegg was named Chairman of the Board and Chief Executive Officer of the Company in May 1992. Since 1996, Mr. A.J. Clegg has also served as a member of the Board of Trustees of Drexel University. From June 1990 to December 1997 (but involving immaterial amounts of time between 1994 and 1997), Mr. A.J. Clegg served as the Chairman and CEO of JBS Investment Banking, Ltd., a provider of investment management and consulting services to businesses, including the Company. In 1979, he formed Empery Corporation, an operator of businesses in the cable television and printing industries, and held the offices of Chairman, President and CEO during his tenure (1979-1993). In addition, Mr. A.J. Clegg served as Chairman and CEO of TVC, Inc. (1983-1993), a distributor of cable television components; and Design Mark Industries (1988-1993), a manufacturer of electronic senswitches. Mr. A.J. Clegg served on the board of directors of Ferguson International Holdings, PLC, a United Kingdom company, from March 1990 to April 1991; and was Chairman and CEO of Globe Ticket and Label Company from December 1984 to February 1991. In August 2000, Mr. A.J. Clegg was recognized as "Education Entrepreneur of the Year" by the Association of Education Practitioners and Providers. Mr. A.J. Clegg is the father of D. Scott Clegg, the Company's Vice Chairman - Operations, President and Chief Operating Officer.

     Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May, 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe, a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as Non-executive Chairman of the Board of Spring Group plc, an information technology services company in the United Kingdom affiliated with Knowledge Universe, and a director of Nextera Enterprises. Mr. Fink also serves on the boards of directors of privately held companies, and he is a member of the board of trustees of Barnard College, Columbia University. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an L.L.M. from New York University.

     John R. Frock. Mr. Frock was appointed Vice Chairman - Corporate Development of the Company in April 2002. Prior to such appointment, Mr. Frock had been Executive Vice President - Corporate Development since August 1, 1994. Mr. Frock was elected to the Board of Directors of the Company in May 1992. In March 1992, Mr. Frock became the President and Chief Operating officer of JBS Investment Banking, Ltd., a provider of investment management and consulting services to businesses, including the Company.

     Joseph W. Harch. Since September, 2002, Mr. Harch has been a financial consultant to Knowledge Universe and its affiliates. Prior to this position, Mr. Harch founded Harch Capital Management in 1991 and served as its President and Chairman during the period from June of 1991 through 2002, where he was involved in financial consulting, investment strategy and portfolio management for its high yield fixed income and equity accounts. Mr. Harch currently serves as Chairman of Harch Capital Management. From 1990 to 1991, Mr. Harch was an investment banker with the firm of Donaldson Lufkin & Jenrette. From October 1988 through February 1990, Mr. Harch was the national High Yield Sales Manager at Drexel Burnham Lambert, where he managed its high yield sales force and syndication department. He graduated from California State University, Fullerton in 1975 with a BA in Finance and was a Certified Public Accountant before entering the securities industry.

     Eugene G. Monaco. From January 1990 until his retirement in late 1995, Mr. Monaco served as a Judge for the Delaware County District Court of Pennsylvania. He also served as an Instructor in Kinematics and Dynamics at Drexel University, a Lecturer in child abuse at Penn State University, and was the Chief Negotiator for the Rose Tree Media School Board. He also served as Assistant District Attorney in Media, Pennsylvania and Engineering Negotiator for Westinghouse Electric for 32 years. Mr. Monaco has both a J.D. from Temple Law School and M.S. in Mechanical Engineering from the University of Delaware.

     Daniel L. Russell. Mr. Russell is a Principal in the Private Finance Group at Allied Capital Corporation. Prior to joining Allied Capital in 1998, Mr. Russell served in the financial services practice of KPMG Peat Marwick LLP from 1992 to 1998, including serving as a Senior Manager from 1996 to 1998. Mr. Russell is also a director of The Hillman Group, STS Operating Inc. (dba:
SunSource Technology Services, Inc.) and HealthASPex. Mr. Russell is a Certified Public Accountant.

     Robert E. Zobel. Mr. Zobel was appointed Vice Chairman - Corporate Affairs and Chief Financial Officer of the Company in April 2002. Between February 2001 and April 2002, Mr. Zobel served as Vice President, Chief Administrative Officer and Secretary of MARS, Inc., a start-up retail organization. Mr. Zobel was Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of MARS, Inc. from February 1996 until February 2001. On September 27, 2002, MARS, Inc. filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida. From 1974 through February 1996, Mr. Zobel was associated with Deloitte & Touche LLP (formerly Touche Ross & Co.) as an employee and since September 1981 as a partner. Mr. Zobel earned a B.A. degree from Claremont McKenna College, a J.D. degree from Willamette University College of Law and a LLM degree in tax from Boston University.

     Daniel L. Russell serves on the Board of Directors as the designee of Allied Capital Corporation, the holder of all of the Series D Convertible Preferred Stock, a $10,000,000 subordinated promissory note and warrants. William L. Walton, who had been a director since 1998 as the designee of Allied Capital Corporation, retired as of November 15, 2001, the date of the Company's 2001 Annual Meeting of Stockholders.

     The Board of Directors has nominated each of Messrs. Fink and Harch as the designee of KU, the beneficial owner of 29.7% of the Common Stock.

     The Board of Directors recommends a vote FOR the nominees listed above.

Meetings of the Board of Directors and Committees

     The Board of Directors of the Company held a total of fourteen meetings during the fiscal year ended June 30, 2002 ("Fiscal 2002"), not including actions adopted by unanimous consent. Each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board and Board Committees of which he or she was a member during Fiscal 2002.

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee. In addition, in Fiscal 2002, the Company also had two separate special committees formed by the Board of Directors to evaluate and, in the second instance, to negotiate and enter into an acquisition transaction. Both special committees were composed of independent directors who were neither officers nor employees of the Company, and who had no financial interest in the proposed transaction different from the Company's stockholders generally, in order to eliminate any conflict of interest in evaluating, negotiating and recommending the acquisition proposal. The first special committee of the Board of Directors (which existed prior to the date that Mr. Zobel joined the Company as an executive officer) consisted of four outside directors, Mr. Zobel (Chairman), Mr. Chambers, Mr. Havens and Dr. Lewis. This special committee held four meetings during Fiscal 2002. The second special committee of the Board of Directors consisted of three outside directors, Mr. Havens (Chairman), Mr. Chambers and Mr. Monaco. This special committee held eight meetings during Fiscal 2002.

     At the beginning of Fiscal 2002, the Audit Committee of the Board of Directors was comprised of three outside directors, Messrs. Chambers, Havens and Zobel, appointed by the Board of Directors. In April 2002, when Mr. Zobel became the Company's Vice Chairman - Corporate Affairs and Chief Financial Officer, Daniel Russell was named to the Audit Committee to replace Mr. Zobel. As a result, the Audit Committee of the Board of Directors presently consists of three outside directors, Mr. Chambers (Chairman), Mr. Havens and Mr. Russell. The Audit Committee held four meetings during Fiscal 2002. The Audit Committee recommends the engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the

Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. See "Report of the Audit Committee."

     At the beginning of Fiscal 2002, the Compensation Committee of the Board of Directors was comprised of three outside directors, Messrs. Chambers, Walton and Zobel, appointed by the Board of Directors. In November 2001, following Mr. Russell's election to the Board of Directors to succeed Mr. Walton, Mr. Russell replaced Mr. Walton on the Compensation Committee, Ms. Lewis replaced Mr. Chambers, and Mr. Russell became the Chairman of the Compensation Committee. In April 2002, when Mr. Zobel became the Company's Vice Chairman - Corporate Affairs and Chief Financial Officer and following Ms. Lewis' resignation as a director of the Company, Mr. Monaco was named to the Compensation Committee to replace Mr. Zobel, and Mr. Chambers replaced Ms. Lewis. Accordingly, the Compensation Committee of the Board of Directors presently consists of three outside directors, Mr. Russell (Chairman), Mr. Chambers and Mr. Monaco. The Compensation Committee reviews and recommends compensation and compensation changes for executives of the Company and the Board of Directors and administers the Company's stock option and stock grant plans. The Compensation Committee met three times during Fiscal 2002. See "Executive Compensation - Report of the Compensation Committee."

Compensation of Directors

     The Company pays directors an annual retainer of $10,000 (except directors who are also employees of the Company, who receive $6,000), which is paid quarterly, and pays members of committees of the Board of Directors $750 per meeting for each committee meeting attended. Members of the first special committee of the Board of Directors did not receive payments for attendance at meetings of that committee, although Mr. Zobel, as the Chairman of that committee, was paid a retainer in the amount of $10,000. Members of the second special committee of the Board of Directors also did not receive payments for attendance at meetings of that committee. However, in lieu of the normal policy of the Company for the attendance of meetings of that committee, members of the second special committee were paid a retainer in the amount of $15,000, and Mr. Havens, as the Chairman of that committee, was paid a retainer in the amount of $25,000. (Executive officers' compensation reported in the Summary Compensation Table does not include these fees.)

     The Company's 1995 Stock Incentive Plan, as amended, provides that as of the date 90 days following the closing of each fiscal year that the Plan is in effect, each individual serving as a director of the Company who is not an officer or employee of the Company will be granted a nonqualified stock option to purchase 5,000 shares of Common Stock if the Company's pre-tax income for such fiscal year increased at least 20% from the prior fiscal year and if the individual served as a director for the entire fiscal year then ended (or a proportionate lesser number of shares if the individual served as a director for less than the entire fiscal year). In Fiscal 2002, no shares were subject to annual grant, and, pursuant to the Plan, no director received an option to purchase any shares of Common Stock.

Independent Accountants

          A representative of PricewaterhouseCoopers, LLP, the Company's independent public accountants, is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

          Total fees billed by PricewaterhouseCoopers LLP for audit and other professional services were $390,000 for Fiscal 2002. The components of the total fees were as follows:

Audit Fees

     The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services for: (i) the audit of the Company's annual financial statements included in the Company's annual report on Form 10-K for Fiscal 2002, and (ii) the reviews of the Company's interim financial statements included in the Company's quarterly reports on Form 10-Q for Fiscal 2002, totaled $130,000.

Financial Information Systems Design and Implementation Fees

     The Company did not engage PricewaterhouseCoopers LLP to provide, during Fiscal 2002, any services for the Company related to the design or implementation of the Company's financial information systems, within the meaning of Rule 2-01(c)(4)(ii) of Regulation S-X.

All Other Fees

     Fees billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2002 for all other non-audit services rendered to the Company, including tax related services, totaled $260,000.

     The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining
PricewaterhouseCoopers LLP's independence.

EXECUTIVE OFFICERS OF THE COMPANY

     The Company's executive officers are as follows:

Name                                    Age             Position
----                                    ---             --------
A.J. Clegg                              63              Chairman of the Board of Directors and Chief Executive
                                                        Officer; Director

John R. Frock                           59              Vice Chairman - Corporate Development; Assistant Secretary;
                                                        Director

Robert E. Zobel                         54              Vice Chairman - Corporate Affairs and Chief Financial
                                                        Officer; Director

D. Scott Clegg                          40              Vice Chairman - Operations, President and Chief Operating
                                                        Officer

Dr. Lynn A. Fontana                     55              Executive Vice President - Education and Chief Education
                                                        Officer

Gary V. Lea                             48              Vice President - Southern Operations

Kimberly D. Pablo                       40              Vice President - Western Operations

Kathleen L. Willard                     54              Vice President - Northern Operations

     Certain information concerning the foregoing executive officers who are also directors of the Company is set forth elsewhere in this Proxy Statement. See "Proposal 1 - Election of Directors - Nominees." The following description contains certain information concerning the foregoing executive officers who are not also directors of the Company:

         D. Scott Clegg. Mr. D. Scott Clegg rejoined the Company as Vice Chairman - Operations, President and Chief Operating Officer in February 2002. Previously, Mr. D. Scott Clegg had been with the Company from 1993 until 1997, commencing with his appointment as Vice President - Operations for the Merryhill Country Schools division in June 1993, and culminating with his appointment in early 1996 as Vice President - Operations, with responsibility for nationwide operations. Mr. D. Scott Clegg left the Company in 1997, to become a principal and founder of Pathways Education Group, L.L.C., a management consulting firm serving the public and private sectors in education. He was formerly Vice President of New Business development at JBS Investment Banking, Ltd. Mr. D. Scott Clegg also served as General Manager and Chief Operating Officer of Dynasil Corporation of America, a public company, and also served as a member of Dynasil's board of directors. Mr. D. Scott Clegg is the son of A.J. Clegg, the Company's Chairman and Chief Executive Officer.

     Dr. Lynn A. Fontana. Dr. Fontana joined the Company in August of 1999 as Executive Vice President - Education and Chief Education Officer. She is responsible for the educational programs, professional development, technology integration and quality assurance in the Company's network of schools. Dr. Fontana has been actively involved in educational research and development for more than twenty-five years. As a research associate professor at George Mason University she directed educational projects funded by public and private foundations including the National Science Foundation, Bell Atlantic Foundation, Corporation for Public Broadcasting, the Defense Advanced Research Projects Agency, and the Department of Defense Education Activity. Prior to joining the research faculty at George Mason University, Dr. Fontana was Vice President for Educational Activities at WETA. Dr. Fontana has a B.A. in history and political science from Juniata College and a Ph.D. in social studies education from Indiana University. She taught high school history for eight years in public schools in Pennsylvania and New Jersey. Dr. Fontana has served on the Board of Trustees of National History Day for 10 years and on the editorial board for World Book Publishing for six of the last eight years.

     Gary V. Lea. Mr. Lea was appointed Vice President - Southern Operations in June of 2001. Mr. Lea joined the Company in January of 2000 as Executive Director. Mr. Lea was formerly with KinderCare Learning Centers, Inc. from July 1988 through August of 1996, as a Regional Vice President covering 11 states and 150 schools. He has also had extensive experience in the restaurant and service industry. He was formerly the Director of Operations with Boston Market for a large southwest territory. Mr. Lea attended Southwest Missouri State University where he earned a B.S in Business and Psychology. In February 2001, Mr. Lea filed for Chapter 7 bankruptcy protection in the U.S. Bankruptcy Court for the District of Nevada, with respect to which a discharge was filed in June, 2001.

     Kimberly D. Pablo. Ms. Pablo has been with the Company since it acquired Merryhill Schools in 1989. She ran one of the Company's three largest schools for approximately four years as a principal, during which time enrollment grew at that school from 150 students to 250 students. In 1997 Ms. Pablo was promoted to one of two District Managers, and ran a successful district of 13 elementary, middle and preschools. In 1999, she was promoted to Vice President - Western Operations. Ms. Pablo graduated with a B.A. from Humboldt State University in California and received her Masters Degree in Organizational Management in 1999.

     Kathleen L. Willard. Ms. Willard was named Vice President - Northern Operations in December of 1999. Between January 1997 and December of 1999, Ms. Willard was the Executive Director for the Company's Florida district schools. From 1985 to 1997, prior to the acquisition of the schools in Florida by the Company, Ms. Willard served as a school administrator with Another Generation Preschools (a privately held preschool company in the Ft. Lauderdale area).

                             EXECUTIVE COMPENSATION

Compensation Tables

     The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (based on total annual salary and bonus for Fiscal 2002) (the "Named Executive Officers"). The compensation summarized in this table does not include medical or other plan benefits that are available generally to all of the Company's salaried employees or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus, as permitted by the rules of the SEC.

Summary Compensation Table

                                  ------------------------------------------------------------------------
                                                                                     Long Term
                                                                                   Compensation
                                               Annual Compensation                    Awards
                                  ------------------------------------------------------------------------

                                                                 Other        Securities        All
           Name and        Fiscal                                Annual       Underlying       Other
      Principal Position    Year      Salary         Bonus    Compensation(1) Options/SARs Compensation(2)
----------------------------------------------------------------------------------------------------------
A.J. Clegg                   2002 $ 329,648    $    80,644(3)          -                -  $     81,000
Chairman and                 2001   316,154        144,639(4)          -                -             -
Chief Executive Officer      2000   314,007        141,477             -          110,000             -
----------------------------------------------------------------------------------------------------------
                                                         -             -
John R. Frock                2002 $ 180,869    $                                        -  $     27,238
Vice Chairman -              2001   145,846              -    $        -                -             -
Corporate Development        2000   141,846         66,636             -                -             -
----------------------------------------------------------------------------------------------------------

Robert E. Zobel(5)
Vice Chairman -              2002 $  35,385    $         -    $   53,792           65,000  $          -
Corporate Affairs and        2001         -              -             -                -             -
Chief Financial Officer      2000         -              -             -                -             -
----------------------------------------------------------------------------------------------------------

D. Scott Clegg(5)
Vice Chairman -              2002 $ 126,923(6) $         -        38,000           65,000  $          -
Operations, President and    2001         -              -             -                -             -
Chief Operating Officer      2000         -              -             -                -             -
----------------------------------------------------------------------------------------------------------

Dr. Lynn A. Fontana
Executive Vice President -   2002 $ 126,040    $         -    $   15,362                -  $          -
Education and Chief          2001   113,960              -        15,362                -             -
Education Officer            2000    98,526         20,360             -                -             -
----------------------------------------------------------------------------------------------------------

Daryl A. Dixon (7)           2002 $ 174,540(8) $         -    $   48,594                -  $          -
Former President and         2001   265,000              -        42,500                -             -
Chief Operating Officer      2000   260,615        117,205        43,703                -             -
----------------------------------------------------------------------------------------------------------

(1) The amount reported for Mr. Zobel consists of a $50,000 relocation allowance, $1,200 for automobile expense and $2,592 for costs of COBRA coverage in Fiscal 2002. The amount reported for Mr. D. Scott Clegg consists of a $35,000 relocation allowance and $3,000 in automobile expense for Fiscal 2002. The amounts reported for Dr. Fontana consist of $9,362 of loan forgiveness for relocation or moving expenses, and $6,000 for automobile expenses, in each of Fiscal 2002 and the fiscal year ended June 30, 2001. The amounts reported for Mr. Dixon consist of $36,750, $34,100 and $35,303 in respect of loan forgiveness in Fiscal 2002 and the fiscal years ended June 30, 2001 and 2000, respectively; $4,200, $8,400 and $8,400 for automobile expenses in Fiscal 2002 and the fiscal years ended June 30, 2001 and 2000, respectively; and $7,644 in Fiscal 2002 for unused vacation.

(2) This column includes the estimated dollar value of the Company's portion of insurance premium payments for supplemental split-dollar life insurance provided to Messrs. A.J. Clegg and Frock. The Company will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the premiums were advanced to such executive officers without interest until the time the Company expects to recover its premium payments.

(3) Payment date for $80,644 of bonus payable under Mr. A.J. Clegg's Special Incentive Agreement was accelerated by the Company's Compensation Committee from November 20, 2001 to August 19, 2001 in connection with his exercise of warrants to purchase shares of Common Stock. Mr. A.J. Clegg voluntarily deferred payment to him, until November, 2002, of the remaining $56,689 of his bonus.

(4) Includes $7,306 of interest accrued from November 20, 2000, the date bonus payment was due, until June 22, 2001, the date bonus payment was actually made.

(5) Mr. Zobel joined the Company in April 2002 and Mr. D. Scott Clegg joined the Company in February 2002.

(6) Includes $50,000 Mr. D. Scott Clegg received during Fiscal 2002, in his capacity as a consultant to the Company immediately preceding his employment with the Company.

(7) Mr. Dixon resigned form the Company effective November 30, 2001 and continued to serve as a consultant through February 18, 2002.

(8) Includes $71,598 Mr. Dixon received during Fiscal 2002 as a consultant immediately following his resignation of employment with the Company.

Options/Stock Appreciation Rights Granted in Fiscal 2002

                                                                   Potential Realized Value
                                    Individual Grants               at Assumed Annual Rates
                    ----------------------------------------------      of Stock Price
                                                                    Appreciation for Option
                                                                       Term (10 yrs) (3)
                                                                   ------------------------
                                 % of Total
                     Number of    Options/     Exercise
                    Securities      SARs          or
                      Underly      Granted       Base                At 5%         At 10%
                        ing        to all        Price               Annual        Annual
       Name of        Option/   Employees in      Per   Expiration   Growth        Growth
      Executive        SARs      Fiscal 2002     Share     Date       Rate          Rate
                    Granted (1)      (2)
-------------------------------------------------------------------------------------------
A.J. Clegg               0          0.00%         n/a       n/a     $      0     $      0
John R. Frock            0          0.00%         n/a       n/a     $      0     $      0
Robert E. Zobel     65,000         48.15%        $5.85  02/21/2012  $239,137     $299,531
D. Scott Clegg      65,000         48.15%        $5.85  02/21/2012  $239,137     $299,531
Dr. Lynn A. Fontana      0          0.00%         n/a       n/a     $      0     $      0
Daryl A. Dixon           0          0.00%         n/a       n/a     $      0     $      0

(1) Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.

(2) During Fiscal 2002, the Company granted to employees options to purchase an aggregate of 135,000 shares of Common Stock.

(3) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for termination of an option following termination of employment, nontransferability, or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth of the shares of Common Stock.

Aggregated Option/Stock Appreciation Rights Exercised in Fiscal 2002 and Value of Options at June 30, 2002

                      Exercised in         Number of       Value of Unexercised
                    Fiscal Year Ended     Unexercised     In-the-Money Options at
                      June 30, 2002   Options at June 30,     June 30, 2002
                                             2002
                    -------------------------------------------------------------
                     Shares
                    Acquired                        Un-                   Un-
     Name of           on      Value  Exercis-   exercis-   Exercis-    exercis-
    Executive       Exercise Realized   able       able       able        able
---------------------------------------------------------------------------------
A.J. Clegg                 0        0  238,333    36,667    $120,030   $       0
John R. Frock              0        0   92,682         0    $107,220   $       0
Robert E. Zobel            0        0    6,561    65,000    $      0   $  62,595
D. Scott Clegg             0        0        0    65,000    $      0   $  62,595
Dr. Lynn A. Fontana        0        0    3,333     1,667    $  3,126   $   1,564
Daryl A. Dixon       150,000 $433,781        0         0           0           0

     None of the above named executive officers held any stock appreciation rights at June 30, 2002.

Equity Compensation Plan Information

The following table summarizes the Company's equity compensation plans as of June 30, 2002:

                                                                                            Number of securities
                                                                                          remaining available for
                                Number of securities to be       Weighted-average          future issuance under
                                  issued upon exercise of        exercise price of       equity compensation plans
                                   outstanding options,        outstanding options,        (excluding securities
        Plan category               warrants and rights         warrants and rights       reflected in column (a))
        -------------
                                            (a)                         (b)                         (c)
Equity compensation plans
approved by security holders              728,237                     $7.228                      662,273

Equity compensation plans not
approved by security holders              100,000                      8.363                         --
                                          -------                     ------                      -------
         Total:                           828,237                     $7.365                      662,273
                                          =======                     ======                      =======

Options issued outside of the stockholder-approved plans have been issued with features substantially similar to those of the stockholder-approved plans.

Executive Severance Plans

     In March 1997, Company adopted an Executive Severance Pay Plan (the "Severance Pay Plan"). Under the Severance Pay Plan, if the employment of an executive officer covered by the Severance Pay Plan (collectively, the "Eligible Executives") terminates following a Change in Control (as defined therein) of the Company, under specified circumstances, the Eligible Executive will be entitled to receive the severance benefit specified in the

Severance Pay Plan. The amount payable to an Eligible Executive would equal (a) the Eligible Executive's salary for a period of months equal to (i) six plus the number of years of service of the Eligible Executive as of the date of termination, if he or she has completed less than three years of service, (ii) six plus two times the number of years of service, if he or she has completed three or four years of service, or (iii) six plus 2.99 times the number of years of service, if he or she has completed at least five years of service (but in no event more than 35.99 months); plus (b) the bonus which would have been payable to the Eligible Executive for the year in which employment was terminated, pro rated based on the number of months of employment in the year of termination. In December 2001, the Severance Pay Plan was amended to remove a provision that would have given Eligible Executives the right to receive benefits under the Severance Pay Plan by terminating their employment voluntarily, for any reason, within one month following the date of a Change in Control. Dr. Fontana is currently covered by the Severance Pay Plan.

     In February 2000, the Company adopted a Senior Executive Severance Pay Plan (the "Executive Severance Pay Plan"), which replaced the Severance Pay Plan for certain executive officers of the Company. Messrs. A.J. Clegg, Frock, Zobel and
D. Scott Clegg are currently covered under the Executive Severance Pay Plan. Under the Executive Severance Pay Plan, if the employment of an executive officer covered by the Executive Severance Pay Plan (collectively, the "Eligible Senior Executives") terminates following a Change in Control (as defined therein) of the Company, under specified circumstances, the Eligible Senior Executive will be entitled to receive the severance benefit specified in the Executive Severance Pay Plan. The amount payable to an Eligible Senior Executive would equal (a) the Eligible Senior Executive's salary for a period of months equal to (i) twelve plus the number of years of service of the Eligible Executive as of the date of termination, if he or she has completed less than three years of service, (ii) twelve plus two times the number of years of service, if he or she has completed three or four years of service, or (iii) twelve plus 2.99 times the number of years of service, if he or she has completed at least five years of service (but in no event more than 35.99 months); plus (b) the bonus which would have been payable to the Eligible Senior Executive for the year in which employment was terminated, pro rated based on the number of months of employment in the year of termination. In December 2001, the Executive Severance Pay Plan was amended to remove a provision that would have given Eligible Senior Executives the right to receive benefits under the Executive Severance Pay Plan by terminating their employment voluntarily, for any reason, within one month following the date of a Change in Control.

Employment Agreements with Executive Officers

     Daryl A. Dixon - President and Chief Operating Officer

     The Company entered into a three-year employment agreement with Daryl Dixon upon commencement of his employment in February 1999. Mr. Dixon's annual base salary was $265,000, and beginning in the fiscal year ended June 30, 2000, Mr. Dixon became eligible to receive an annual bonus of up to 50% of his base salary for achieving the Company's business plan and up to an additional 50% of his base salary for achieving above business plan targets. Pursuant to his employment agreement, on his first day of employment, the Company granted Mr. Dixon options to purchase 150,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. Dixon with an $8,400 per year car allowance, term life insurance in the amount of $260,000 for his benefit and other benefits provided to the Company's senior executives. Further, upon commencement of his employment, the Company loaned to Mr. Dixon the sum of $90,000 (to repay a loan with his prior employer) (the "Dixon Loan"), accruing interest at a rate of 8% per annum. Each month during Mr. Dixon's employment, the Company forgave 1/36 of the principal amount and associated interest of the Dixon Loan. Mr. Dixon agreed not to compete against the Company during the term of his employment and for two years thereafter.

     The Company entered into a certain Separation Agreement and Mutual Release with Mr. Dixon dated November 30, 2001. Pursuant to that agreement, Mr. Dixon's employment with the Company terminated on that date, and he agreed to continue to serve the Company as a consultant through February 18, 2002 (the "Transition Period"). During the Transition Period, Mr. Dixon was compensated at a pro rated amount equivalent to $265,000 per year. In addition, Mr. Dixon received a lump sum payment equal to the number of days of vacation which had accrued but were unused, multiplied by his pro rated daily compensation. The Company also agreed to permit Mr. Dixon, during the Transition Period, to continue to participate in any health and insurance plans maintained by the Company for its employees generally, and permitted the stock options granted to Mr. Dixon under his employment agreement to continue to vest through the Transition Period. The Company also agreed that, during the Transition Period, it would continue to forgive 1/36 of the principal amount and associated interest of the Dixon Loan. Finally, Mr. Dixon agreed that, until the ninetieth day following the end of the Transition Period, he would not publicly sell more than 1,200 shares of Common Stock in any one day, in a public sale (provided, that Mr. Dixon would be permitted to sell any amount of shares as a private trade (i.e., any trade not reflected on any securities exchange, quotation system or SRO) to any beneficial owner of less than 5% of the Common Stock).

Dr. Lynn Fontana - Executive Vice President - Education and Chief Education Officer

     The Company entered into a three-year employment agreement with Dr. Lynn Fontana upon commencement of her employment in August 1999. Dr. Fontana's annual base salary was $110,000 and she was eligible for an annual bonus according to a bonus plan established by the Company annually. The Company also agreed to provide Dr. Fontana with a $6,000 per year car allowance and loaned to Dr. Fontana the sum of $25,000 for relocation expenses, accruing interest at a rate of 8% per annum. On each anniversary date during Dr. Fontana's employment, the Company forgave 1/3 of the principal amount and associated interest of this loan. In connection with her employment agreement, on her first day of employment, the Company granted Dr. Fontana options to purchase 5,000 shares of Common Stock, vesting over a three-year period.

     On February 3, 2000, the Company and Dr. Fontana amended her employment agreement to provide that the loan to Dr. Fontana for moving expenses would be forgiven if her employment with the Company was terminated due to a Change in Control (as defined in her employment agreement).

     Although Dr. Fontana's employment agreement with the Company expired on August 8, 2002, Dr. Fontana continues to serve as the Company's Executive Vice President - Education and Chief Education Officer. The Company anticipates that it will enter into a new three-year employment agreement with Dr. Fontana.

D. Scott Clegg - Vice Chairman - Operations, President and Chief Operating
Officer

       In February 2002, D. Scott Clegg became the Company's Vice Chairman - Operations, President and Chief Operating Officer. Mr. D. Scott Clegg entered into a three-year employment agreement with the Company, effective March 2002, that provides for, among other things, an annual base salary of $200,000, and an annual bonus of up to 100% of his base salary for achieving business plan targets. In connection with this anticipated employment agreement, on his first day of employment, the Company granted Mr. D. Scott Clegg options to purchase 65,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. D. Scott Clegg with a $7,200 per year car allowance, term life insurance in the amount of $200,000 for his benefit and other benefits provided to the Company's senior executives. Further, upon commencement of his employment, the Company advanced to Mr. D. Scott Clegg the sum of $35,000 for relocation expenses (the "D. Scott Clegg Relocation Allowance"). Each month during Mr. D. Scott Clegg's employment, the Company will forgive 1/36 of the principal amount and associated interest of the D. Scott Clegg Relocation Allowance. In addition, Mr. D. Scott Clegg agreed not to compete against the Company during the term of his employment and for two years thereafter.

Robert E. Zobel - Vice Chairman - Corporate Affairs and Chief Financial Officer

       On April 29, 2002, the Company named Robert E. Zobel its Vice Chairman - Corporate Affairs and Chief Financial Officer. At that time, Mr. Zobel was offered a three-year employment agreement providing for, among other things, an annual base salary of $230,000, and an annual bonus of up to 100% of his base salary for achieving business plan targets, although no such employment agreement with Mr. Zobel has yet been agreed upon or entered into. In addition, on his first day of employment, the Company granted Mr. Zobel options to purchase 65,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. Zobel with a $7,200 per year car allowance, term life insurance in the amount of $230,000 for his benefit and other benefits provided to the Company's senior executives. Further, upon commencement of his employment, the Company advanced to Mr. Zobel the sum of $50,000 for relocation expenses (the "Zobel Relocation Allowance"). Each month during Mr. Zobel's employment, the Company forgives 1/36 of the principal amount and associated interest of the Zobel Relocation Allowance.

Other Agreements with Executive Officers

     The Company and Mr. A.J. Clegg were parties to a Special Incentive Agreement entered into November 20, 1999 which provided that on each of the first, second and third anniversaries of the date of such agreement, if Mr. A.J. Clegg was employed by the Company on such anniversary date, the Company would pay him an incentive payment in the amount of $137,333. Such agreement also provided that if there was a Change in Control (as defined in the agreement) of the Company, within 30 days of the occurrence of such Change in Control, the Company would pay to Mr. A.J. Clegg any such incentive payments which had not yet been paid (in lieu of making payment on the applicable anniversary date).

     The Company and Mr. Frock are parties to a Noncompete Agreement which provides that the Company will make a payment to Mr. Frock of $255,000 following his termination for any reason if, within 30 days of his termination date, Mr. Frock delivers a letter to the Company agreeing not to engage in specified activities in competition with the Company for four years. The Company and Mr. Frock are also parties to a Contingent Severance Agreement which provides that if Mr. Frock's employment is terminated because (i) the Company terminates Mr. Frock's employment without Cause (as defined in the agreement), or (ii) Mr. Frock resigns following a Change in Control (as defined in the agreement), within 20 days following the date of termination, the Company must make a severance payment to Mr. Frock in such amount. The Company will not under any circumstance be required to make a payment to Mr. Frock under both the Noncompete Agreement and the Contingent Severance Agreement.

     On August 29, 2001, the Company entered into Employment and Termination Agreements with each of Mr. A.J. Clegg and Mr. Frock. These agreements provide, as to each of these executives, that if the Company terminates the executive's employment other than for cause or his death or disability, the Company will pay to that executive, as severance, an amount equal to 2.99 times his average earnings for the five full calendar years preceding such termination. In addition, upon such termination, the Company will continue to provide, at its cost, family health insurance coverage to the executive and his spouse for the remainder of their lives or, in the event that the Company is unable under its then-current group health insurance plan to provide such family health insurance coverage, the Company will reimburse the executive and his spouse up to $24,000 per year for the cost of obtaining similar health insurance coverage. Upon such termination, the Company will also provide the executive with two full, annual scholarships per year for life to the Company school of his choice.

     In the Employment and Termination Agreements, each executive also agrees not to compete with the Company for a period of three years following termination of his employment, in exchange for which the Company would, for each such year, pay to Mr. A.J. Clegg the sum of $100,000, and to Mr. Frock the sum of $50,000. In the event that the executive voluntarily terminates his employment with the Company, the Company will provide the executive with a five-year consulting contract, for which Mr. A.J. Clegg would be paid not less than $200,000 per year and Mr. Frock not less than $100,000 per year, and which would provide each executive with the health insurance and scholarships described above. Finally, the Company agrees to provide Mr. A.J. Clegg with a life insurance policy with a benefit of $640,000, and Mr. Frock with a life insurance policy with a benefit of $360,000.

     The aggregate amount of payments and benefits provided under each executive's Employment and Termination Agreement will be offset against the aggregate amount of any payments or benefits owed to that executive under the Executive Severance Pay Plan, but not, in the case of Mr. Frock, by any payments or benefits under Mr. Frock's Noncompete Agreement or Contingent Severance Agreement.

                      REPORT OF THE COMPENSATION COMMITTEE

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Company's Compensation Committee is comprised of three outside directors of the Company, currently Messrs. Russell (Chairman), Chambers and Monaco. At least annually, the Compensation Committee reviews the compensation levels of the Company's executive officers and certain other key employees and makes recommendations to the Board of Directors regarding compensation of such persons. In general, the Compensation Committee endeavors to base the compensation of the executive officers on individual performance, performance against established financial goals based on the Company's strategic plan, and comparative compensation paid to executives of direct competitors and of non-financial service companies.

     The Compensation Committee's review of compensation, other than that of the Chairman and Chief Executive Officer, is based on the recommendations of the Company's internal compensation committee, which consists of Mr. A.J. Clegg (Chairman and Chief Executive Officer) and Mr. Frock (Vice Chairman - Corporate Development). Executive officers' compensation generally consists of base salary (which comprises a significant portion of total compensation), bonus (which is based on the Company's performance and/or specific goals), fringe benefits and discretionary grants of stock options. All executive officers are reviewed annually for performance. Salary changes, if any, are effective in October. Bonuses, if earned, are distributed after the results of the audit of the financial statements have been verified. There have been no increases in the salaries of executive officers since October 2001, due to a freeze on salary increases imposed in October 2002.

     The Chairman and Chief Executive Officer's compensation for Fiscal 2002 included an annual base salary of $333,300, a bonus plan based on the Company's net income as compared to the annual plan submitted to and approved by the Board of Directors in June 2001 and the Compensation Committee's subjective evaluation of the Company's and the Chief Executive Officer's performance, and customary fringe benefits. Mr. A.J. Clegg's salary reflected a 4.2% increase over the prior period. In November 1999, in order to provide additional incentive to Mr. A.J. Clegg, the Compensation Committee approved a Special Incentive Agreement with Mr. A.J. Clegg which provided that on each of the first, second and third anniversaries of the date of such agreement, if employed by the Company on such anniversary date, Mr. A.J. Clegg would receive an incentive payment (apart from any other compensation) in the amount of $137,333.

     In August 2001, in order to provide additional incentive to Messrs. A.J. Clegg and Frock, the Compensation Committee approved Employment and Termination Agreements with each of Mr. A.J. Clegg and Mr. Frock. These agreements provide, as to each of these executives, that if the Company terminates the executive's employment other than for cause or his death or disability, the Company will pay to that executive, as severance, an amount equal to 2.99 times his average earnings for the five full calendar years preceding such termination. In addition, upon such termination, the Company will continue to provide, at its cost, family health insurance coverage to the executive and his wife for the remainder of their lives or, in the event that the Company is unable under its then-current group health insurance plan to provide such family health insurance coverage, the Company will reimburse the executive and his wife up to $24,000 per year for the cost of obtaining similar health insurance coverage. Upon such termination, the Company will also provide the executive with two full, annual scholarships per year for life to the Company school of his choice.

     For Fiscal 2002, the bonus plan of each executive officer included a formula component, providing a bonus of up to 100% of base salary based on the Company's performance as compared to the Company's Business Plan. Based on such formula, no executive officer received a bonus. Further, at the discretion of the Company's internal executive committee and the Compensation Committee together, bonuses could be awarded based on accomplishments of individual goals, which is in addition to the bonus percentage awarded under the formula component, up to a maximum total bonus (together with the formula-based component) of 100% of base salary. No discretionary bonuses were approved.

                                               Compensation Committee
                                               Mr. Daniel L. Russell
                                               Mr. Edward H. Chambers
                                               Mr. Eugene G. Monaco

                          REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership And Role Of The Audit Committee

     At the beginning of Fiscal 2002, the Audit Committee of the Company's Board of Directors (the "Audit Committee") was comprised of three outside directors, Messrs. Chambers, Havens and Zobel, appointed by the Board of Directors. In April 2002, when Mr. Zobel became the Company's Vice Chairman - Corporate Affairs and Chief Financial Officer, Daniel Russell was named to the Audit Committee to replace Mr. Zobel. Each member of the Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards, and at least one member has past experience in accounting or related financial management experience. The Board of Directors has determined that Mr. Chambers qualifies as an "audit committee financial expert" under the new rules of the SEC. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors.

Review of The Company's Audited Financial Statements For Fiscal 2002

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2002 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of that firm. The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence.

     Based on the Audit Committee's reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2002, for filing with the SEC.

                                               Audit Committee
                                               Mr. Edward H. Chambers
                                               Mr. Peter H. Havens
                                               Mr. Daniel L. Russell

                                STOCK PERFORMANCE

     The following line graph compares the cumulative total stockholder return on the Common Stock with the total return of the Nasdaq Stock Market (U.S. Companies) and an index of peer group companies for the period June 30, 1997 through June 30, 2002 as calculated by the Center for Research in Security Prices. The graphs assume that the value of the investment in the Common Stock and each index was $100 at June 30, 1997 and that all dividends paid by the companies included in the indexes were reinvested.

                                     [GRAPH]

                 Comparison of Five Year Cumulative Total Return

             CRSP Total Returns Index for:   6/97  6/98  6/99  6/00  6/01  6/02
                                             ----  ----  ----  ----  ----  ----
    Nobel Learning Communities, Inc.         100.0 105.9  58.8  92.6  89.1  68.1
    Nasdaq Stock Market (U.S Companies)      100.0 131.6 189.1 279.6 151.6 103.3
    Self-Determined Peer Group               100.0 148.0 130.5 109.0 173.9 133.8

The self determined peer group includes: Bright Horizons Family Solutions, Inc.; Childtime Learning Centers, Inc.; DeVry Inc.; ITT Educational Services, Inc.; Sylvan Learning Systems, Inc. and Tesseract Group Inc.
Notes:
               A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
               B. The indexes are reweighted daily, using the market capitalization of the previous trading day.
               C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
               D. The index level for all series was set to $100 at 6/30/97.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file.

     To the Company's knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company and written representations as to all transactions in the Company's securities effected during the period from July 1, 2001 through June 30, 2002, the following executive officers, directors and beneficial owners failed to comply with the applicable Section 16(a) filing requirements: (i) Dr. Fontana, Messrs. D. Scott Clegg and Lea, and Ms. Pablo and Ms. Willard each inadvertently failed to file timely a report on Form 3 upon becoming executive officers of the Company; (ii) Mr. A.J. Clegg inadvertently failed to file a report on Form 4 in connection with the exercise of a warrant to purchase 20,161 shares of Common Stock, (iii) Messrs. D. Scott Clegg and Zobel each inadvertently failed to report timely a grant of options (made both under the 1995 Stock Incentive Plan and outside of the Company's option plans) to purchase Common Stock, (v) each of Messrs. Chambers, A.J. Clegg, D. Scott Clegg, Frock, Havens, Monaco, Russell and Zobel failed to file timely a report on Form 5 regarding their annual statement of changes in beneficial ownership of stock of the Company, and (vi) Dr. Lewis and Messrs. Walton and Dixon each failed to file a report on Form 4 or 5 upon ceasing to be a reporting person under Section 16(a). Dr. Fontana, Ms. Pablo, Ms. Willard and Messrs. Lea, Frock, Monaco and Zobel have each subsequently made all of their respective filings indicated above. The Company has been advised by Messrs. A.J. Clegg, D. Scott Clegg, Chambers, Havens and Russell that they are each in the process of completing their respective filings indicated above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1998, the Company issued a $10,000,000 10% senior subordinated note due July, 2005 (the "Allied Note") to Allied Capital Corporation, of which Daniel L. Russell, a director of the Company, is a principal. Payments on the Allied Note are subordinate to the Company's senior bank debt. In connection with the financing transaction, the Company also issued to Allied Capital Corporation warrants to acquire 531,255 shares of Common Stock and granted to Allied Capital Corporation certain rights to require the Company to register the shares of Common Stock issuable upon exercise of the warrants under the Securities Act of 1933, as amended.

     In May 2001, the Company amended the Allied Note. Under the original Allied Note, interest accrued at the rate of 10% until the Note had been repaid. The amendments now provide that interest accrued at the rate of 10% until October 31, 2001; and will accrue at the rate of 12% from November 1, 2001 through June 30, 2005, and at the rate of 13% from July 1, 2005 until the Note has been repaid. In connection with the modification of the Allied Note, the Company paid to Allied Capital Corporation a fee of $150,000. The entire principal of the Allied Note is currently outstanding.

     The Company loaned to Daryl Dixon, the Company's former President and Chief Operating Officer, the sum of $90,000 upon the commencement of his employment (to repay a loan with his prior employer). The loan accrued interest at a rate of 8% per annum. Each month during Mr. Dixon's employment, the Company forgave 1/36 of the principal amount and associated interest of this loan. This loan was forgiven in full on February 18, 2002.

     In June 2001, the Company sold a school property in Manalapan, New Jersey, to Mr. A.J. Clegg and his wife, Stephanie Clegg, d/b/a Tiffany Leasing, a Pennsylvania sole proprietorship, in a transaction approved by the Board of Directors. The purchase price for the property was $3,857,144, based on the appraised value of the property as determined by an independent third party appraiser. Simultaneously with the closing of the sale, the Company leased the property back from Tiffany Leasing under a 20-year lease, with an initial annual rent of approximately $450,000 per year. The lease is a triple net lease, pursuant to which the Company is responsible for all costs of the property, including maintenance, taxes and insurance. The lease is subject to increases every three years, based upon the change in the Consumer Price Index, not to exceed 2% each year. The Company also has two 5-year options to renew the lease at the end of the original lease term. Apart from increasing the length of the original lease term, the terms and conditions of the purchase and lease are substantially the same as the final terms and conditions previously negotiated by the Company with a disinterested third party which had been interested in buying and leasing the property, but which did not ultimately consummate the transaction for reasons unrelated to the Company or the proposed terms.

     On or about August 20, 2001, A. J. Clegg exercised a warrant to purchase 20,161 shares of Company Common Stock, at $4.00 per share.

     During Fiscal 2002 (but prior to the time he was employed by the Company),
D. Scott Clegg, the son of A.J. Clegg, received $50,000 for payment of services as a consultant to the Company for the period from September 2001 through January 2002.

               RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     Mr. A.J. Clegg, Chairman of the Board and Chief Executive Officer of the Company, is the father of D. Scott Clegg, the Company's Vice Chairman - Operations, President and Chief Operating Officer. There are no other family relationships among any of the directors or executive officers of the Company.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any other member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

                               GENERAL INFORMATION

     Stockholders who wish to obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for Fiscal 2002, as filed with the SEC, may do so by writing or calling Yvonne DeAngelo, Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, telephone (484) 947-2000 or by sending an electronic mail message to dorinna.york@nlcinc.com.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     The Company's Certificate of Incorporation requires that any stockholder who wishes to make a nomination for the office of director or to initiate a proposal or other business at the 2003 Annual Meeting give the Company advance notice by January 16, 2004 (or, if the date of the 2003 Annual Meeting is on or before March 12, 2004 or on or after April 22, 2004, by the date ten days following the date that the Company first mails to stockholders the Company's notice of the Annual Meeting). In addition, such notice must meet certain other requirements set forth in the Company's Certificate of Incorporation. If such a proposal is not submitted by the date prescribed by the foregoing sentence, such nomination or proposal shall not be acted upon at the 2003 Annual Meeting.

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company's 2003 Annual Meeting must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials.

By Order of the Board of Directors

Yvonne DeAngelo

Secretary


March 17, 2003

                                     PROXY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       NOBEL LEARNING COMMUNITIES, INC.

        The undersigned hereby appoints A.J. Clegg, Yvonne DeAngelo and William
     E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on March 3, 2003, at the 2002 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the "Company") on April 2, 2003, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

      -----------------------------

      -----------------------------
                                                          Your name should
                                                          appear exactly as
                                                          your name appears in
                                                          the space at the
                                                          left. For joint
                                                          accounts, any
                                                          co-owner may sign.
                                                          When signing in a
                                                          fiduciary or
                                                          representative
                                                          capacity, please give
                                                          your full title as
                                                          such. If a
                                                          corporation or
                                                          partnership, sign in
                                                          full corporate or
                                                          partnership name by
                                                          authorized officer or
                                                          partner.
                                                          Date: __________, 2003

                                                        (OVER)

     1. ELECTION OF THREE DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2005)

[_] FOR all nominees listed below                              [_] WITHHOLD AUTHORITY
  (except as marked to the contrary below):                      to vote for all nominees listed below

               A.J. Clegg       Steven B. Fink       Joseph W. Harch
INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

                                                          ______________________
                                                          PLEASE SIGN, DATE AND
                                                          RETURN THIS PROXY IN
                                                          THE ENCLOSED POSTAGE
                                                          PAID ENVELOPE.